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                                                                      Exhibit 99


                               NEXTLEVEL SYSTEMS, INC.
                       EXHIBIT 99 - FORWARD-LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements. The Company's Form 10-K, the Company's Annual Report to Stockholders, any Form 10-Q or Form 8-K of the Company, or any other oral or written statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The actual results of the Company may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, (a) the general political, economic and competitive conditions in the United States and other markets where the Company operates; (b) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which the Company operates, or security ratings; (c) employee workforce factors; and (d) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission, and the factors set forth below.

FACTORS RELATING TO THE DISTRIBUTION

     General Instrument Corporation (i) transferred all the assets and liabilities relating to the manufacture and sale of broadband communications products used in the cable television, satellite, and telecommunications industries (the "Communications Business") to the Company (then a wholly-owned subsidiary of GI) and transferred all the assets and liabilities relating to the manufacture and sale of coaxial, fiber optic and other electric cable used in the cable television, satellite and other industries (the "Cable Manufacturing Business") to its wholly-owned subsidiary CommScope, Inc. ("CommScope") and
(ii) then distributed all of the outstanding shares of capital stock of each of the Company and CommScope to its shareholders on a pro rata basis as a dividend (the "Distribution"), in a transaction that was consummated on July 28, 1997. General Instrument Corporation prior to the Distribution is herein referred to as "GI" and following the Distribution is referred to herein as "General Semiconductor".

     The Company is a smaller and less diversified company than GI was prior to the Distribution and has no recent operating history as a separate entity. The ability of the Company to satisfy its obligations and maintain profitability will be solely dependent upon its own future


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performance, and the Company will no longer be able to rely on the capital resources and cash flows of the businesses of CommScope or General Semiconductor. In particular, in recent years, the Communications Business has invested heavily in the development of new technologies and products and relied on the cash flows of GI's other businesses to help fund these expenditures. Although this source of funding is no longer available, the Company believes that its expected cash flow, as well as other sources of funding available to it, will be sufficient to finance its planned expenditures. The future performance and cash flows of the Company will be subject to prevailing economic conditions and to financial, business and other factors affecting the business operations of the Company, including factors beyond its control.

     The division of GI may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of the Company, and will also result in the duplication of certain personnel, administrative and other expenses required for the operation of an independent company. The management of the Company has not previously operated its business as a separate public company so there can be no assurance that the transition will not alter or disrupt, at least temporarily, the management and operations of Company's business.

     The Distribution Agreement dated as of June 12, 1997, among the Company, CommScope and General Semiconductor (the "Distribution Agreement") and certain other agreements executed in connection with the Distribution (collectively, the "Ancillary Agreements") allocate among the Company, CommScope, and General Semiconductor and their respective subsidiaries responsibility for various indebtedness, liabilities and obligations. It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require the Company or its subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

     Pursuant to the Distribution Agreement and certain of the Ancillary Agreements, the Company has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant.

     Although the Company has received a favorable ruling from the Internal Revenue Service, if the Distribution were not to qualify as a tax free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended, then, in general, a corporate tax would be payable by the consolidated group of which GI was the common parent based upon the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock. The corporate level tax would be payable by General Semiconductor and could substantially exceed the net worth of General Semiconductor. However, under certain circumstances, the Company and CommScope have agreed to indemnify General Semiconductor for such tax liability. In addition, under the consolidated return rules, each member of the consolidated group (including the Company and CommScope) is severally liable for such tax liability.


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LEVERAGE; CERTAIN RESTRICTIONS UNDER CREDIT FACILITIES

     The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a portion of the Company's and its subsidiaries' cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness; (iii) the Credit Agreement dated as of July 23, 1997, among the Company, certain banks, and The Chase Manhattan Bank, as Administrative Agent contains certain restrictive financial and operating covenants, including, among others, requirements that the Company satisfy certain financial ratios; (iv) a significant portion of the Company's borrowings will be at floating rates of interest, causing the Company to be vulnerable to increases in interest rates; (v) the Company's degree of leverage may make it more vulnerable to a downturn in general economic conditions; and (vi) the Company's degree of leverage may limit its flexibility in responding to changing business and economic conditions.

     In addition, in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, a court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and to require that the stockholders return the special dividend (in whole or in part) to General Semiconductor or require the Company to fund certain liabilities of General Semiconductor and CommScope for the benefit of creditors.

DEPENDENCE OF THE COMPANY ON THE CABLE TELEVISION INDUSTRY AND CABLE TELEVISION CAPITAL SPENDING

     The majority of the Company's revenues come from sales of systems and equipment to the cable television industry. Demand for these products depends primarily on capital spending by cable television operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, the Company's sales and profitability will be affected by a variety of factors, including general economic conditions, consolidation in the industry, the financial condition of domestic cable television operators and their access to financing, competition from satellite and wireless television providers and telephone companies, technological developments in the broadband communications industry and new legislation and regulation of cable television operators as described below. Capital spending in the cable television industry fell sharply in the middle of 1990 compared to 1989 and remained at a low level until it began to recover in mid-1992. Although the Company believes that the constraining pressures on domestic cable television capital spending eased and that cable television capital spending generally increased from mid-1992 through 1996, there can be no assurance that such increases will continue or that such increased level of cable television capital spending will be maintained.

     In recent years, cable television capital spending has also been affected by new legislation and regulation, on the federal, state and local level, and many aspects of such regulation are


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currently the subject of judicial proceedings and administrative or legislative proposals. During 1993 and 1994, the Federal Communications Commission (the "FCC") adopted rules under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), regulating rates that cable television operators may charge for lower tiers of service and generally not regulating the rates for higher tiers of service. In 1996, the Telecommunications Act of 1996 (the "Telecom Act") was enacted to eliminate certain governmental barriers to competition among local and long distance telephone, cable television, broadcasting and wireless services. When fully implemented by the FCC, the Telecom Act may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable and telephony services. Among other things, the Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the 1992 Cable Act, the Telecom Act and the rules thereunder on the cable television industry and the Company is still uncertain.

     Although the domestic cable television industry is comprised of approximately 11,200 cable systems, a small number of cable television operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television operators. The loss of some or all of the Company's principal cable television customers could have a material adverse effect on the business of the Company.

TELECOMMUNICATIONS INDUSTRY COMPETITION AND TECHNOLOGICAL CHANGES AFFECTING THE COMPANY

     The Company will be significantly affected by the competition among cable television operators, satellite television providers and telephone companies to provide video, voice and data/Internet services. In particular, although cable television operators have historically provided television services to the majority of U.S. households, direct-to-home ("DTH") satellite television has attracted a growing number of subscribers and the regional telephone companies have begun to offer competing cable and wireless cable services. This competitive environment is characterized by rapid technological changes, particularly with respect to developments in digital compression and broadband access technology.

     The Company believes that, as a result of the new products developed by the Communications Business based on emerging technologies and the diversity of its product offerings, it is well positioned to supply each of the cable, satellite and telephone markets. The future success of the Company, however, will be dependent on its ability to market and deploy these new products successfully and continue to develop and timely exploit new technologies and market opportunities both in the United States and internationally. The development of the Communications Business' digital television systems took significantly longer than anticipated as a result of several factors, including increased system complexity, evolving international Motion


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Picture Experts Group 2 ("MPEG-2") standards and other system design issues.
Accordingly, volume shipments to cable television operators and satellite television programmers were delayed from their original expected delivery dates. There can be no assurance that the Company will be able to continue to successfully introduce new products and technologies, that it will be able to deploy them successfully on a large-scale or that its technologies and products will achieve significant market acceptance. Further, there can be no assurance that the development of products using new technologies (such as digital compression) will not have an adverse impact on sales by the Company of certain of its other products. In addition, because of the competitive environment and the nature of the Company' business, there have been and may continue to be legal challenges to its new technologies.

     The Company's sales to international markets have recently increased substantially and will continue to be an important focus of the Company in the future. However, there can be no assurance that international markets will continue to expand, or that growth and profitability in international sales will not be affected by political uncertainties, currency exchange rate fluctuations or variations in capital spending cycles in developing countries.

COMPETITION

     The Company's products and services compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than the Company, and the rapid technological changes occurring in the Company's markets are expected to lead to the entry of new competitors. The Company's ability to anticipate technological changes and introduce enhanced products on a timely basis will be a significant factor in the Company's ability to expand and remain competitive. Existing competitors' actions and new entrants may have an adverse impact on the Company's sales and profitability. The Company believes that it enjoys a strong competitive position because of its large installed cable television equipment base, its strong relationships with the major cable television operators, its technological leadership and new product development capabilities, and the likely need for compatibility of new technologies with currently installed systems. There can be no assurance, however, that competitors will not be able to develop systems compatible with, or that are alternatives to, the Company's proprietary technology or systems.

INTERNATIONAL OPERATIONS; FOREIGN CURRENCY RISKS

     U.S. broadband system designs and equipment are increasingly being employed in international markets, where cable television penetration is low. However, there can be no assurance that international markets will continue to develop or that the Company will receive additional contracts to supply its systems and equipment in international markets.

     A significant portion of the Company's products are manufactured or assembled in Mexico and Taiwan (Republic of China) and other countries outside the United States. In addition, sales of equipment into international markets by the Company have recently grown. These foreign operations are subject to the usual risks inherent in situating operations abroad,


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including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws. The Company's cost-competitive status relative to other competitors could be adversely affected if the New Taiwan dollar or another relevant currency appreciates relative to the U.S. dollar.

ENVIRONMENT

     The Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. The Company's manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on the Company's financial condition.

     The Company's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and the Company has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future which the Company cannot now predict.


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